Exhibit 99.1

INDEPENDENCE CONTRACT DRILLING, INC. ANNOUNCES THIRD QUARTER RESULTS

HOUSTON, TEXAS, October 29, 2015 / PRNewswire/ – INDEPENDENCE CONTRACT DRILLING, INC. (the “Company”) (NYSE: ICD) today reported financial results for the three months ended September 30, 2015.

Third Quarter 2015 Highlights

•	Net loss of $3.4 million, or $0.14 per share, including $2.2 million of non-cash disposal costs associated with the previously announced conversion of a non-walking rig to 200 series, pad-optimal status.

•	Adjusted net loss of $1.2 million, or $0.05 per share, excluding non-cash disposal costs, net of tax.

•	Adjusted EBITDA of $5.8 million.

•	82% utilization of marketed rigs.

•	880 revenue days.

•	Margin per revenue day of $10,339.

•	Completed construction of 14th ShaleDriller® rig.

•	Successful extension of a multi-well contract for a rig operating in the spot market through the third quarter of 2015.

During the third quarter of 2015, the Company reported a net loss of $3.4 million ($0.14 per share), including a non-cash disposal charge of $2.2 million ($0.09 per share, net of tax) associated with the previously announced conversion of one its non-walking rigs to 200 series, pad-optimal status. Excluding this non-cash charge, the Company reported Adjusted EBITDA of $5.8 million, net loss of $1.2 million ($0.05 per share) and operating revenues of $21.3 million for the third quarter of 2015. This compares to Adjusted EBITDA of $6.1 million, net loss of $0.7 million ($0.03 per share) and operating revenues of $21.1 million for the second quarter of 2015, and Adjusted EBITDA of $5.1 million, net loss of $1.4 million ($0.07 per share) and operating revenues of $19.1 million for the third quarter of 2014. Net loss for the third quarter of 2014 included IPO related expenses of $0.7 million ($0.03 per share) and non-cash charges of $0.6 million ($0.03 per share) associated with an increase in the estimated fair market value of a warrant issued in March 2012, which expired in March 2015. Excluding these charges, and the related tax effects, net loss during the third quarter of 2014 was $0.3 million ($0.01 per share).

Chief Executive Officer Byron Dunn commented, “The third quarter of 2015 demonstrated a continued sequential weakening trend across all contract drilling industry metrics. As detailed during the second quarter, in light of market conditions we paused our new rig build program. As a modular manufacturer, ICD has substantial flexibility in controlling our rig build tempo and during the third quarter we restructured and removed $1.5 million in annual run rate costs associated with rig build, while maintaining our enterprise knowledge base and skill sets. An additional $1.5 million in operating cost reductions will be completed by the end of the fourth quarter of 2015. These cost reductions along with the recent modification of our credit facility terms provide ICD substantially financial flexibility into 2017.”

“Since the end of the third quarter, we extended the multi-well contract for one of our rigs through the end of 2015 and have signed a new multi-well contract for an idle rig that we expect to commence drilling operations toward the end of the fourth quarter. ICD has had no early contract terminations. We continue the conversion of one of our two remaining 100 series, non-walking rigs to 200 series status, fully equipped with our ShaleDriller omni-directional walking substructure and 7,500 psi mud system. We expect to exit 2015 with a utilization rate of 92% of our available 200 series rigs.”

Quarterly Operational Results

The Company’s marketed fleet operated at 82% utilization and had 880 revenue days during the third quarter of 2015 compared to 79% utilization and 939 revenue days during the second quarter of 2015 and 100% utilization and 779 revenue days during the third quarter of 2014. Revenue days during the third quarter of 2015 included 34 days during which the Company earned a standby-without-crew rate at the beginning of the quarter. Rig operating margins during the third quarter of 2015 were $10,339 per day, compared to $9,777 per day during the second quarter of 2015 and $10,073 per day during the third quarter of 2014.

Operating costs during the third quarter of 2015 totaled $12.5 million, compared to $12.1 million during the second quarter of 2015 and $11.9 million during the third quarter of 2014. On an operating cost per day basis, operating costs were $13,239 per day during the third quarter of 2015, compared to $11,855 per day during the second quarter of 2015 and $13,191 per day during the third quarter of 2014.

Selling, general and administrative expenses during the third quarter of 2015 were $3.8 million (including $0.7 million of non-cash stock-based compensation), compared to $3.8 million (including $0.8 million of non-cash stock based compensation) during the second quarter of 2015 and $3.6 million (including $0.8 million of non-cash stock based compensation) during the third quarter of 2014.

Depreciation expense during the third quarter of 2015 was $5.6 million, compared to $5.2 million during the second quarter of 2015 and $4.2 million during the third quarter of 2014. The sequential increase in depreciation expense related primarily to the activation during the quarter of the Company’s 14th ShaleDriller rig as well as one of the Company’s newbuild rigs that previously was earning revenue on a standby-without-crew basis during the prior quarter.

Drilling Operations Update

During the third quarter, ICD had three 200 series ShaleDriller rigs marketed in the spot market, one of which operated throughout the quarter on a multi-well contract. Subsequent to the third quarter, the Company successfully extended the multi-well contract for this rig and signed a multi-well contract for one of its two remaining idle 200 series rigs, which is expected to mobilize and commence drilling operations toward the end of the fourth quarter of 2015. The Company expects to exit 2015 with eleven 200 series ShaleDriller rigs operating. At September 30, 2015, the Company had an aggregate backlog associated with term contracts of $91.5 million.

During the quarter, the Company commenced operations on the conversion of one of its two non-walking rigs to 200 series, pad-optimal status, fully equipped with a new substructure and omni-directional walking system as well as 7,500 psi mud system. The Company has also ordered the long lead-time items to complete the conversion of its remaining non-walking rig to pad-optimal status. Both of these rigs were removed from the Company’s marketed fleet during the third quarter until their respective conversions are complete.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures during the third quarter were $9.4 million. The Company’s estimated cash outlays for capital expenditures for the remainder of 2015 are between $7.0 million and $9.0 million. Remaining 2015 capital expenditures will be dedicated to completing the Company’s rig conversion that commenced during the third quarter, the purchase of long lead-time items for the second rig conversion, the purchase of equipment previously committed that can be utilized in the construction of a new ShaleDriller rig and maintenance capital expenditures.

As of September 30, 2015, the Company had drawn $60.5 million on its revolving credit facility and had net debt of $55.1 million, with a borrowing base under the credit facility of $98.7 million.

Conference Call Details

A conference call for investors will be held today, October 29, 2015, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s third quarter 2015 results. Hosting the call will be Byron A. Dunn, Chief Executive Officer, Edward S. Jacob, III, President & Chief Operating Officer, and Philip A. Choyce, Senior Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10073887. The replay will be available until November 5, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling’s operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect, including, but not limited to the assumption that the market and services rates for land-based contract drilling services will be consistent with the current environment. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence

Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.

(in thousands, except par value and share data)

BALANCE SHEETS

	September 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$5,388	$10,757
Accounts receivable, net	15,328	19,127
Inventory	2,396	2,124
Deferred income taxes	222	323
Prepaid expenses and other current assets	4,636	3,969

Total current assets	27,970	36,300
Property, plant and equipment, net	287,271	250,498
Other long-term assets, net	2,600	2,749

Total assets	$317,841	$289,547

Liabilities and Stockholders’ Equity
Liabilities
Current portion of long-term debt (1)	$—	$22,519
Accounts payable	10,460	21,993
Accrued liabilities	8,897	6,970
Income taxes payable	—	408

Total current liabilities (1)	19,357	51,890
Long-term debt (1)	60,464	—
Other long-term liabilities	702	598
Deferred income taxes	351	323

Total liabilities	80,874	52,811

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 24,526,301 and 24,540,720 issued, respectively; 24,402,904 and 24,455,709 outstanding, respectively	244	245
Additional paid-in capital	275,876	272,751
Accumulated deficit	(37,943)	(35,289)
Treasury stock, at cost, 123,397 and 85,011 shares, respectively	(1,210)	(971)

Total stockholders’ equity	236,967	236,736

Total liabilities and stockholders’ equity	$317,841	$289,547

(1)	Although borrowings under our credit facility do not mature until 2018, we revised the classification of long-term debt in our balance sheet as of December 31, 2014 from long-term debt to current portion of long-term debt due to our credit facility at the time including both a required lock-box payment method and a subjective acceleration clause permitting the lenders to declare an event of default in the event of a material adverse change. We subsequently amended our credit facility to provide for a springing lock-box arrangement to permit the long-term classification of the debt, subject to the credit facility’s ultimate maturity and our compliance with its terms and conditions. The reclassification did not affect previously reported net income, total assets, total liabilities, stockholders equity or cash flows as of and for the year ended December 31, 2014.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014

Revenues	$21,344	$19,123	$21,082	$64,732	$47,333
Costs and expenses
Operating costs	12,526	11,909	12,057	37,689	29,969
Selling, general and administrative	3,756	3,618	3,755	11,338	7,785
Depreciation and amortization	5,635	4,216	5,169	15,093	11,533
(Insurance recoveries) asset impairment, net	—	—	—	(841)	2,612
Loss (gain) on disposition of assets	2,268	52	(59)	2,602	(139)

Total cost and expenses	24,185	19,795	20,922	65,881	51,760

Operating loss	(2,841)	(672)	160	(1,149)	(4,427)
Interest expense	(862)	(482)	(717)	(1,891)	(1,474)
(Loss) gain on warrant derivative	—	(611)	—	—	769

Loss before income taxes	(3,703)	(1,765)	(557)	(3,040)	(5,132)
Income tax (benefit) expense	(326)	(352)	95	(386)	(1,570)

Net loss	$(3,377)	$(1,413)	$(652)	$(2,654)	$(3,562)

Net loss per share:
Basic	$(0.14)	$(0.07)	$(0.03)	$(0.11)	$(0.24)

Diluted	$(0.14)	$(0.07)	$(0.03)	$(0.11)	$(0.24)

Weighted average number of common shares outstanding:
Basic	23,920	19,174	23,851	23,874	14,563

Diluted	23,920	19,174	23,851	23,874	14,563

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands)

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2015	2014

Cash flows from operating activities
Net loss	$(2,654)	$(3,562)

Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	15,093	11,533
(Insurance recoveries) asset impairment, net	(841)	2,612
Stock-based compensation	2,472	2,000
Gain on warrant derivative	—	(769)
Loss (gain) on disposition of assets	2,602	(139)
Deferred income taxes	129	(1,570)
Amortization of deferred financing costs	482	508
Bad debt expense	80	—
Changes in operating assets and liabilities
Accounts receivable	3,719	(3,533)
Inventory	(317)	(1,003)
Prepaid expenses and other current assets	(2,246)	(897)
Accounts payable and accrued liabilities	3,416	5,549
Income taxes payable	(408)	(165)

Net cash provided by operating activities	21,527	10,564

Cash flows from investing activities
Purchases of property, plant and equipment	(67,665)	(97,913)
Proceeds from insurance claims	2,899	2,038
Proceeds from the sale of property, plant and equipment	351	501

Net cash used in investing activities	(64,415)	(95,374)

Cash flows from financing activities
Borrowings under credit facility	116,479	104,972
Repayments under credit facility	(78,534)	(124,752)
Purchase of treasury stock	(239)	(225)
Initial public offering proceeds, net	—	116,496
Financing costs paid	(187)	(1,238)

Net cash provided by financing activities	37,519	95,253

Net (decrease) increase in cash and cash equivalents	(5,369)	10,443
Cash and cash equivalents
Beginning of period	10,757	2,730

End of period	$5,388	$13,173

Supplemental disclosure of cash flow information
Cash paid during the period for income taxes	135	168
Cash paid during the period for interest	2,272	1,741
Supplemental disclosure of non-cash investing and financing activities
Stock-based compensation capitalized as property, plant and equipment	652	397
Change in property, plant and equipment purchases in accounts payable	(12,918)	2,708

The following table provides various financial and operational data for the Company’s operations during the three month periods ending September 30, 2015 and 2014 and June 30, 2015 and the nine months ending September 30, 2015 and 2014. This information contains non-GAAP financial measures of the Company’s operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company’s operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended			Nine Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014

Number of completed rigs end of period (1)	14	9	13	14	9
Rig operating days (2)	879.9	779.1	938.9	2,770.1	2,022.5
Average number of operating rigs (3)	9.6	8.5	10.3	10.1	7.4
Rig utilization (4)	82.1%	100.0%	79.4%	84.3%	100.0%
Average revenue per operating day (5)	$23,578	$23,264	$21,632	$22,644	$22,167
Average cost per operating day (6)	$13,239	$13,191	$11,855	$12,700	$12,899
Average margin per day	$10,339	$10,073	$9,777	$9,944	$9,268

(1)	Number of completed rigs as of September 30, 2015, increased by five compared to the number of completed rigs as of September 30, 2014, reflecting the addition of four newly constructed rigs and the completion of an upgrade of one of the Company’s drilling rigs.
(2)	Rig operating days represent the number of days that our rigs are earning revenue under a contract, including days that standby revenues are earned. During the third quarter of 2015, there were 34.0 operating days in which ICD earned revenue on a standby basis, all of which were standby-without-crew days. During the second quarter of 2015, there were 240.1 operating days in which ICD earned revenue on a standby basis, including 145.0 standby-without-crew days. During the first nine months of 2015, there were 457.7 operating days in which ICD earned revenue on a standby basis, including 222.0 standby-without-crew days.
(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.
(4)	Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period. During the third quarter of 2015, the Company elected to remove its two 100 series non-walking rigs from its marketed fleet pending completion of their planned rig conversions to 200 series, pad-optimal status. Rig utilization during the third quarter of 2015 excludes these two rigs.
(5)	Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $0.6 million, $1.0 million and $0.8 million during the three months ended September 30, 2015 and 2014, and June 30, 2015, respectively, and $2.0 million and $2.3 million during the nine months ended September 30, 2015 and 2014, respectively.
(6)	Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) costs relating to out-of-pocket costs reimbursed by customers of $0.6 million, $1.0 million and $0.8 million during the three months ended September 30, 2015 and 2014, and June 30, 2015, respectively, and $2.0 million and $2.3 million during the nine months ended September 30, 2015 and 2014, respectively, and (ii) new crew training costs of $0.3 million, $0.7 million and $0.2 million during the three months ended September 30, 2015 and 2014, and June 30, 2015, respectively, and $0.5 million and $1.5 million during the nine months ended September 30, 2015 and 2014, respectively.

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define “EBITDA” as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define “Adjusted EBITDA” as EBITDA before stock-based compensation, gain/loss on warrant derivative liability and non-cash asset impairments, gains or losses on disposition of assets and other non-operating items. Adjusted EBITDA is not a measure of net income as determined by U.S. generally accepted accounting principles (“GAAP”).

Management believes Adjusted EBITDA is useful because it allows our stockholders to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as stock-based compensation and the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	Three Months Ended			Nine Months Ended
	September 30, 2015	September 30, 2014	June 30, 2015	September 30, 2015	September 30, 2014

Net loss	$(3,377)	$(1,413)	$(652)	$(2,654)	$(3,562)
Add back:
Income tax (benefit) expense	(326)	(352)	95	(386)	(1,570)
Interest expense	862	482	717	1,891	1,474
Depreciation and amortization	5,635	4,216	5,169	15,093	11,533

EBITDA	2,794	2,933	5,329	13,944	7,875
Stock-based compensation	738	777	801	2,472	1,800
Loss (gain) on warrant derivative liability	—	611	—	—	(769)
(Insurance recoveries) asset impairment, net	—	—	—	(841)	2,612
Loss (gain) on disposition of assets	2,268	52	(59)	2,602	(139)
IPO related expenses	—	707	—	—	707

Adjusted EBITDA	$5,800	$5,080	$6,071	$18,177	$12,086

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211